Exhibit 5.1

[Letterhead of Brownstein Hyatt Farber Schreck, LLP]

May 17, 2012

Pinnacle Entertainment, Inc.

8918 Spanish Ridge Avenue

Las Vegas, NV 89148

Re:	Pinnacle Entertainment, Inc. 401(k) Investment Plan

Ladies and Gentlemen:

We have served as counsel to Pinnacle Entertainment, Inc. (the “Company”) in connection with the preparation, execution and filing of a Registration Statement on Form S-8 under the Securities Act of 1933, as amended (the “Act”), relating to the registration of shares of the Company’s Common Stock, $.01 par value per share, that may be purchased pursuant to the Pinnacle Entertainment, Inc. 401(k) Investment Plan (the “Plan”).

As such counsel, we have made such legal and factual examination and inquiries as we have deemed necessary or appropriate for purposes of this opinion and have made such additional assumptions as are set forth below.

On the basis of the foregoing, we are of the opinion that the provisions of the Plan document comply in all material respects with the requirements of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

In giving this opinion, we have assumed that all Company shares acquired by the Plan will be purchased by the trustee of the Plan and will not be purchased from the Company’s treasury or issued by the Company from authorized or unissued shares.

This opinion letter is issued as of the date hereof and is limited to the laws now in effect and in all respects is subject to and may be limited by future legislation, as well as by future case law. We assume no responsibility to keep this opinion current or to supplement this opinion to reflect facts of circumstances which hereafter may come to our attention or any changes in laws which hereafter may occur.

We hereby expressly consent to the filing of this opinion as an exhibit to the Registration Statement referred to above. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Securities and Exchange Commission.

Sincerely,

/s/ Brownstein Hyatt Farber Schreck, LLP